Exhibit 99.1

Dynegy Prices Seven-Year Term Loan

HOUSTON, TX (June 23, 2016) —Dynegy Inc. (NYSE: DYN) today announced completion of the pricing and allocation of a seven-year term loan totaling $2 billion, the proceeds of which will be placed into escrow until the closing of the previously announced acquisition of U.S. fossil generation assets from an indirect subsidiary of ENGIE S.A. At closing of the acquisition, Dynegy intends to use net proceeds of the term loan together with borrowings under its revolving credit facilities, proceeds from the sale of common equity to Energy Capital Partners, and cash-on-hand, to fund the acquisition and pay related fees and expenses.

The interest rate for the term loan, which matures in 2023, is LIBOR plus 400 basis points with a LIBOR floor of one percent. The loans were offered to investors at an original issue discount of 99.0.

“We are very pleased with the successful execution of the term loan B financing which, together with the Tangible Equity Unit closing earlier this week, completes Dynegy’s public market financing requirement for the ENGIE portfolio acquisition,” said Clint Freeland, Dynegy executive vice president and chief financial officer.

Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc. and SunTrust Robinson Humphrey, Inc. acted as lead arrangers for the term loan facility.

ABOUT DYNEGY

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

FORWARD-LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the use of proceeds, benefits from a Dynegy Inc. financing and the anticipated closing of the acquisition. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the SEC. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy may be unable to obtain regulatory approvals required for the acquisition or required regulatory approvals may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the acquisition; (ii) conditions to the closing of the acquisition; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) the acquisition may involve unexpected costs or unexpected liabilities; (v) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (vi) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

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Dynegy Inc. Contacts:

Media: Micah Hirschfield, 713.767.5800; Analysts: 713.507.6466